Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We hereby consent to the use in the Prospectus constituting a part of the Registration Statement of Intelligent Bio Solutions Inc. (the “Company”) on Amendment No. 2 on Form S-1 (333-273219) of our report dated August 23, 2023, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the consolidated financial statements of the Company as of and for the year ended June 30, 2023. We also consent to the reference to our Firm under the heading “Experts” in such Registration Statement.

/s/ UHY LLP

Melville, NY

September 5, 2023

An Independent Member of Urbach Hacker Young International